Exhibit 10.4

EXCLUSIVE COMMERCIAL PATENT LICENSE AGREEMENT

This Exclusive Commercial Patent License Agreement (this “Agreement”) is between American Science and Technology Corporation, an Illinois corporation (“Licensor”), Ali Manesh, a resident of Illinois (“Principal”) and Meridian Innovations, LLC, a Georgia limited liability company (“Licensee”).

ARTICLE 1

BACKGROUND

1.1	Licensor is the owner of certain Licensed Patents listed in Exhibit A.

1.2	Licensee desires, and Licensor is willing to grant, an exclusive commercial license under such Licensed Patents.

1.3	Except as provided in Article 7, the license will run through the Term of this Agreement.

1.4	Principal is one of the shareholders of Licensor and will be materially benefitted hereby and, as such has agreed to undertake certain obligations hereunder.

ARTICLE 2

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

2.1	“Dispose”, “Dispose of” or “Disposition” means the sale, lease or other transfer of Licensed Products.

2.2	“Effective Date” means the date of the signature of the last Party to sign this Agreement.

2.3	“Government” means the Federal Government of the United States of America.

2.4	“Licensed Patents” means each patent and patent application listed in Exhibit A, and any patents issuing in any country at any time from such application and any divisions, continuations, continuations-in-part thereof, and all reissues, reexaminations, substitutes, or extensions of any such patents, and all patent applications corresponding to any of the foregoing.

2.5	“Licensed Products” means any device, apparatus, product, compound, composition of matter, product by process, kit, system, material or algorithm the manufacture, use, sale, offer for sale, or import of which, but for the license granted in this Agreement, would infringe or contribute to the infringement of a claim of a Licensed Patent.

2.6	“Parent” means Meridian Waste Solutions, Inc., a New York corporation, which is the sole member of Licensee.

2.7	“Guarantor” means Meridian Waste Solutions, Inc., a New York corporation.

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ARTICLE 3

GRANT

3.1	Licensor grants to Licensee, and Licensee accepts for the term of this Agreement, an exclusive commercial license in, to and under the Licensed Patents to make, have made, use, offer to sell, market, advertise, sell, Dispose of, and import (subject to Article 5.1) the Licensed Products. The term of this License Agreement shall commence on January 1, 2018 (the “Commencement Date”). Once commenced this License shall continue for 24 months after the Commencement Date, unless earlier terminated as set forth herein, or earlier pursuant to the provisions of the Operating Agreement to be executed between Landlord and Tenant (the “Term”). During the term of term of this Agreement, Licensor shall not, and shall not authorize any third party to, use, or offer to sell, hypothecate, transfer any interest in, or Dispose of any of the Licensed Patents or Licensed Products. Notwithstanding anything to the contrary contained herein, in the event that the Commercial Lease Agreement executed by and between the parties of even date then this Agreement (the “Lease”) is terminated this License Agreement shall be deemed automatically terminated and neither party shall have any further rights or liabilities hereunder.

ARTICLE 4

CONSIDERATION AND FINANCIAL OBLIGATIONS

4.1	In consideration for the grant of commercial license, Licensee agrees to pay to Licensor a fixed license fee (the “License Fee”) as follows:

On the Commencement Date, Licensee shall pay to Licensor the sum of Two Hundred Thousand and no/100ths Dollars ($200,000.00) and Parent shall issue 200,000 shares (the “Shares”) of Parent’s restricted voting common stock, par value $0.025 per share (the “First Year License Fee”). Commencing on the first anniversary of the Commencement Date and continuing on the first day of each succeeding month until the end Term, Licensee shall pay to Licensor the sum of Fifty Thousand and no/100ths Dollars ($50,000.00) per month (the “Second Year Monthly License Fee”). Notwithstanding anything to the contrary contained herein, Licensor shall not be permitted to sell any of the Shares until the 180th day after the Shares have been issued to Licensor. Further notwithstanding anything to the contrary contained herein, Licensor shall not be entitled to sell more than Fifty Thousand (50,000) of the Shares during any calendar month of the Term.

ARTICLE 5

CONDITIONS OF GRANT

5.1	Licensee will mark all Licensed Products in accordance with the statutes of the United States relating to marking of patented articles. Any such marking shall indicate that Licensee has a license from Licensor. Licensee may use Licensor’s name or the name “American Science Technologies Corporation” or any related trade name of Licensor in any such marking or any advertising, promotion or commercialization of Licensed Products or Licensed Patents. During the term of this Agreement, Licensor shall not attempt to assign rights in the Licensed Patents to any third party, use any portion of the Licensed Patents or avail itself of any rights under the Licensed Patents other than as expressly set forth herein.

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5.2	Licensor and Principal shall cooperate with Licensee, at Licensee’s expense, in Licensee’s prosecution of any and all actions against any third parties whom Licensee determines have infringed upon the Licensed Patents, have used or availed themselves of the Licensed Patents or Licensed Products or any part thereof without Licensee’s consent, have asserted any interest in the Licensed Patents or Licensed Products or have usurped any of Licensee’s rights in and to the Licensed Patents and Licensed Products. Such cooperation shall include, without limitation, prosecuting such claims in Licensor’s name, providing testimony and technological assistance from employees, shareholders, officers, directors or representatives of Licensor and making available any records, papers, information, specimens, and the like.

ARTICLE 6

REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION

OF LICENSOR AND PRINCIPAL

6.1	Warranties and Representations of Licensor and Principal: As a material inducement to Licensee to enter into this Agreement, Licensor and Principal hereby represent and warrant to Licensee and Parent that the following are true as of the date of this Agreement and will remain true throughout the term of this Agreement:

a.	Licensor is the sole owner of the Licensed Patents and has not transferred, assigned, hypothecated, sold or conveyed any rights in the Licensed Patents to any third party;

b.	The Licensed Patents are in full force and effect, are validly existing under the laws of the United States of America, and to Licensor’s knowledge do not infringe on the intellectual property rights of third party;

c.	The Licensed Patents are free and clear of all liens or third party claims;

d.	Licensor has the right to use and convey any interest in all of the Licensed Patents without payment to or consent from any third party;

e.	To Licensor’s knowledge and limited to the time of the Agreement, the Licensed Patents have not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and neither Licensor or Licensor’s respective members, shareholders, managers, directors and officers and employees have ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Licensor must license or refrain from using any intellectual property rights of any third party). To Licensor’s knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any proprietary intellectual property rights of the Licensor in regard to the Licensed Products;

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f.	Licensor has full right and power to execute this Agreement and to issue an exclusive license in the Licensed Patents for the term of this Agreement (including any extension terms granted hereunder);

g.	Licensor is a duly constituted and validly existing corporation and has the full power and authority to carry out the transactions contemplated in this Agreement;

h.	Any and all proceedings required to be taken on the part of Licensor to authorize Licensor to execute and deliver this Agreement and to consummate the transaction contemplated herein have been duly and validly taken;

i.	The execution, delivery and performance of this Agreement will not conflict in any way with any applicable documents, and will not conflict or result in a breach or default under any note, lease, mortgage, indenture, contract or commitment to which Licensor is a party or by which Licensor may be bound;

j.	There are no pending or known threatened lawsuits or administrative actions of any nature which in any way affect title to the Licensed Patents or Licensed Products, affect in any way the organization or solvency of Licensor, or in any way affect the validity and enforceability of this Agreement, or in any way affect the rights of Licensor under the terms of this Agreement;

k.	This Agreement does not violate or conflict in any material way with the terms of any other lease applicable to the Licensed Patents or Licensed Products;

l.	Nothing in this agreement should be construed as a warrantee or representation that anything made, used, sold, or otherwise disposed of under the Agreement will or will not infringe patents of third parties;

m.	Licensor is acquiring the Shares for its own account with the present intention of holding such securities for purposes of investment, and that it has no intention of distributing such Shares or selling, transferring or otherwise disposing of the Shares in a public distribution, in any of such instances, in violation of the federal securities laws of the United States of America;

n.	Licensor is fully aware of the restrictions on sale, transferability and assignment of the Shares, and that it must bear the economic risk of retaining ownership of such securities for an indefinite period of time;

o.	Licensor is aware that the Shares will not be registered under the Securities Act of 1933 (the “Securities Act”);

p.	Licensor is aware that because the issuance of the Shares has not been registered under the Securities Act, the Shares cannot be readily liquidated if the holder desires to do so, but rather may be required to be held indefinitely;

q.	Licensor is experienced in investments and business matters, has made investments of a speculative nature and has such knowledge and experience in financial, tax and other business matters as to enable it to evaluate the merits and risks of, and to make an informed investment decision with respect to, this Agreement; and,

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r.	Licensor understands that its acquisition of the Shares is a speculative investment, and Landlord is able to bear the risk of such investment for an indefinite period, and can afford a complete loss thereof.

6.2	Indemnification by Licensor and Principal. Licensor and Principal hereby, jointly and severally, indemnify and agree to hold Licensee, its agents, shareholders, directors, officers, employees and representatives harmless from and against any and all actions, claims, judgments and costs, including reasonable attorneys’ fees in defending against same or in enforcing the provisions of this paragraph, arising out of the intentional falsity of any representation or warranty of Licensor or Principal as set forth herein or any breach of any covenant made in this Agreement by Licensor or Principal.

ARTICLE 7

REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION

OF LICENSEE AND GAURANTOR

7.1	Warranties and Representations of Licensee and Guarantor: As a material inducement to Licensor to enter into this Agreement, Licensee and Guarantor hereby represent and warrant to Licensor that the following are true as of the date of this Agreement and will remain true throughout the term of this Agreement:

a.	Licensee has full right and power to execute this Agreement;

b.	Licensee is a duly constituted and validly existing ”Limited Liability Corporation” and has the full power and authority to carry out the transactions contemplated in this Agreement;

c.	All company and other proceedings required to be taken on the part of Licensee to authorize Licensee to execute and deliver this Agreement and to consummate the transaction contemplated have been duly and validly taken;

d.	The execution, delivery and performance of the Agreement will not conflict in any way with any applicable company documents, and will not conflict or result in a breach or default under any note, lease, mortgage, indenture, contract or commitment to which Licensee, and its Guarantor is a party or by which either may be bound;

e.	There are no pending or known threatened lawsuits or administrative actions of any nature which in any way affect in any way the organization or solvency of Licensee, or its Guarantor, or in any way affect the validity and enforceability of this Agreement, or in any way affect the rights of Landlord under the terms of this Agreement;

f.	Guarantor has full right and power to execute the guaranty of this Agreement;

g.	Guarantor is a duly constituted and validly existing “Corporation” and has the full power and authority to enter into the guaranty of this Agreement;

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h.	All company and other proceedings required to be taken on the part of Guarantor to authorize Guarantor to give its guaranty have been duly and validly taken;

i.	The execution, delivery and performance of the Guaranty will not conflict in any way with the applicable company documents, and will not conflict or result in a breach or default under any note, lease, mortgage, indenture, contract or commitment to which Guarantor is a party or by which it may be bound; and,

j.	There are no pending or known threatened lawsuits or administrative actions of any nature which in any way affect in any way the organization or solvency of Guarantor, or in any way affect the validity and enforceability of its Guaranty, or in any way affect the rights of Landlord to enforce such Guaranty given of the terms of this Lease.

ARTICLE 8

BREACH AND TERMINATION

8.1	This Agreement may be terminated by either Party for any material breach of the Agreement or the Lease by the other Party or upon the determination of that any of the other parties’ representations or warranties as set forth herein are false or untrue in any manner. Such termination will be effective sixty (60) days after written notice specifying the breach to the other Party. If the specified breach is cured before the effective date of termination, the Agreement will not be terminated.

8.2	In the event Licensee fails to make payment to Licensor of License Fees, Licensor may, subject to the provisions of the following sentence, at its sole discretion, terminate this Agreement with respect to specified Licensed Patents. Notwithstanding the foregoing, the first two (2) such failures by Licenses during any twelve (12) month period during of the term of this Agreement shall not constitute a default by Licensee, and Licensor shall not have the right to terminate this Agreement, so long as Licensee makes payment within five (5) days after written notice from Licensor to Licensee.

8.3	In addition to termination, in the event of a material breach by either party, the non-breaching party may pursue any legal and equitable remedies available to it by law.

8.4	This Agreement will not be terminated for any breach that is the result of an act of God, acts or omissions of any government or agency thereof, compliance with rules, regulations, or orders of any governmental authority or any office, department, agency, or instrumentality thereof, fire, storm, flood, earthquake, accident, acts of the public enemy or terrorism, war, rebellion, insurrection, riot, sabotage, invasion, quarantine, restriction, transportation embargoes, or failures or delays in transportation.

8.5	The rights and remedies granted herein, and any other rights or remedies which the Parties may have, either at law or in equity, are cumulative and not exclusive of others.

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8.6	Neither Party will be relieved of any obligation or liability under this Agreement arising from any act or omission committed prior to the termination date. Upon termination, in the event Licensee shall elect not purchase the License Patents from Licensor, Licensee will execute any documents necessary to achieve the transfer to Licensor of all rights to which Licensor may be entitled under this Agreement. The Licensor’s right includes, but is not limited to all patents and knowledge arising from the licensed patents or any improvement on the Licensed patents and knowhow acquired during the term of this Agreement.

8.7	Expiration or termination of this Agreement will be without prejudice to any rights that may have accrued to the benefit of any party hereto prior to such expiration or termination and all rights to any use of the Patents by Licensee, its successors or assigns shall terminate.

ARTICLE 9

INFRINGEMENT

9.1	Each party will notify the other of any suspected infringement of the Licensed Patents.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES OF LICENSEE

10.1	Licensee represents and warrants that it will not export any technical information (or the direct product thereof) furnished to Licensee, either directly or indirectly by Licensor in the grant of license to the Licensed Patents, from the United States of America, directly or indirectly without first complying with all requirements of the Export Administration Regulations, including the requirement for obtaining any export license, if applicable.

10.2	Licensee acknowledges it may be subject to criminal liability under U.S. laws for Licensee’s failure to obtain any required export license.

10.3	Licensee will indemnify, defend and hold harmless Licensor, their respective members, officers, directors, agents, employees, and persons acting on their behalf, (“Licensor Indemnitees”) from liability involving the violation of such export regulations, either directly or indirectly, by Licensee.

10.4	Subject to Article 7, Licensee agrees to indemnify and hold harmless Licensor Indemnitees from and against any and all liabilities, penalties, fines, forfeitures, claims, demands, causes of action, damages, and costs and expenses (including the costs of defense, prosecution and/or settlement, including, but not limited to, attorney’s fees), caused by, arising out of or related to, in whole or in part, Licensee’s exercise of rights under this Agreement, including, but not limited to, claims or demands of product liability, personal injury, death, damage to property or violation of any laws or regulations, except for those arising from Licensor’s actions, inactions or Licensor’s breach of any portion of this Agreement.

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ARTICLE 11

GENERAL

11.1	Notices. All notices, requests, demands, claims and other communications permitted or required to be given hereunder must be in writing and will be deemed duly given and received (i) if personally delivered, when so delivered, (ii) if mailed, three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (iii) if sent by electronic facsimile, once transmitted to the fax number specified below and the appropriate confirmation is received, provided that a copy of such notice, request, demand, claim or other communication is promptly thereafter sent in accordance with the provisions of clause (ii) or (v) hereof, (iv) if sent by Email, on the date sent if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, or (v) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the business day following being so sent:

(a)           To Licensee:

Meridian Innovations, LLC

One Glenlake Parkway, NE

Suite 900

Atlanta, Georgia 30328

Attn: Jeffrey Cosman

Email: jsc@jscosinc.com

Phone: (724) 799-4305

with a copy (which will not constitute valid delivery to Licensee) to:

Richard J. Dreger, Attorney at Law, P.C.

11660 Alpharetta Highway

Building 700, Suite 730

Roswell, Georgia 30076

Attn: Richard J. Dreger, Esq.

Email: Rick@rdregerlaw.com

Phone: (678) 566-6901

(b)           To Licensor:

American Science and Technology Corporation

1367 W. Chicago Avenue

Chicago, Illinois 60642

Attention: Dr. Ali Manesh, President

Email: am@amsnt.com

Phone: 312-898-3333

and

(c)           To Principal

Ali Manesh

1367 W. Chicago Avenue

Chicago, Illinois 60642

Attention: Dr. Ali Manesh, President

Email: am@amsnt.com

Phone: 312-898-3333

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11.2	All stock certificates evidencing the Shares will be sent to the Licensor’s address for notices, unless otherwise directed in writing by Licensor.

11.3	The failure of either Party to enforce a provision of this Agreement or to exercise any right or remedy will not be a waiver of such provision or of such rights or remedies or the right of the Parties thereafter to enforce each and every provision, right or remedy.

11.4	This Agreement may be amended or modified only by a written instrument signed by both Parties.

11.5	The determination by a court of competent jurisdiction that any part, term, or provision of this Agreement is illegal or unenforceable, shall not affect the validity of the remaining provisions of this Agreement.

11.6	Licensor and Licensee may not assign this Agreement to any other party without written consent of the other party. Notwithstanding the foregoing, Licensee may assign all its rights, duties and obligations hereunder, (a) to a direct or indirect parent, subsidiary, affiliate or similarly related entity, (b) upon a merger, acquisition, reorganization or consolidation involving Licensee or any direct or indirect parent or affiliate of Licensee regardless of whether Licensee or such parent or affiliate is the surviving entity, or (c) in connection with the sale of all or substantially all of the assets of Licensee. An “affiliate” is defined as any entity controlled by Licensee, that controls Licensee, or that is under common control with Licensee.

11.7	This Agreement will be construed according to the laws of the State of Wisconsin and the United States of America and in the English language. Any action brought to enforce any provision or obligation hereunder will be brought in the Federal District Court for the Western District of Wisconsin. However, if jurisdiction is not found in a federal court, actions will be brought in the state or circuit courts of Marathon County, Wisconsin.

11.8	This Agreement is solely for the benefit of the Parties, represents the entire and integrated agreement between the Parties in regard to the matters addressed herein, and supersedes all prior negotiations, representations, and agreements, either written or oral. This Agreement, and each and every provision thereof, is shall endure to the benefit of Licensee and Licensor, their successors or assigns.

ARTICLE 12

INTELLECTUAL PROPERTY

12.1	“Intellectual Property” means information, data, know-how, trade secrets, ideas, discoveries, inventions (whether conceived or reduced to practice, and whether or not patentable), patents, trademarks, service marks, copyrights, applications for any of the foregoing throughout the world, other intellectual property of any type, and any enhancements, improvements and progeny of the foregoing.

12.2	All Intellectual Property resulting from activities of Licensee unrelated to the Licensed Patents, this Agreement and the collaboration contemplated thereby, whether or not those activities involved a third party, shall be owned (as between Licensee and Licensor) by Licensee. Disclosure of Intellectual Property of Licensee to Licensor by Licensee shall not in any way affect Licensee’s ownership rights with respect to Licensee’s Intellectual Property, absent a written agreement to the contrary.

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12.3	All Intellectual Property resulting solely from Licensor or its representatives shall be solely owned by Licensor. All Intellectual Property resulting from activities of Licensor unrelated to the Licensed Patents, this Agreement, the Services, any Deliverables and the collaboration contemplated thereby, whether or not those activities involved a third party, shall be owned (as between Licensee and Licensor) by Licensor. Disclosure of Intellectual Property of Licensor to Licensee by Licensor shall not in any way affect Licensor’s ownership rights with respect to Licensor’s Intellectual Property, absent a written agreement to the contrary.

12.4	Jointly Development of Intellectual Property. Licensor shall own all Intellectual Property that results from the joint activities of the Parties or by their respective employees or Representatives which was developed during the term of this Agreement. For inventions (whether or not patentable), inventorship shall be determined in accordance with the rules of inventorship under the laws of the United States of America), and inventions that are jointly invented by the Parties shall be solely owned by Licensor. The Parties each shall enter into (or shall have entered into) agreements with their respective employees and Representatives providing that, to the extent permitted by applicable law, such employees and Representatives shall assign (or be obligated to assign) to the Party hereto which acts as their employer or applicable contracting party, the ownership and control of all inventions conceived or reduced to practice by such employees and Representatives in the course of their employment for, or within the scope of the relevant relationship with, each party hereto. All costs associated with the preparation, filing, prosecution and maintenance of patent applications and patents for inventions that are invented jointly by the Parties shall be borne equally by the Parties, unless the Parties agree otherwise in writing.

(See following page for execution signatures)

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed in duplicate originals by its duly authorized officers or representatives.

LICENSOR:

AMERICAN SCIENCE AND TECHNOLOGY CORPORATION,

an Illinois corporation

By:
Ali Manesh, President

Date:

PRINCIPAL:

By:
Ali Manesh, Individually

Date:

LICENSEE:

MERIDIAN INNOVATIONS, LLC,

a Georgia limited liability Licensee

By:
Jeffrey S. Cosman, Manager

Date:

GUARANTEE

Meridian Waste Solutions, Inc. as parent corporation of Licensee and to induce Licensor to enter into the above License Agreement with full authority to execute and deliver this document hereby irrevocably and unconditionally guarantees each and every obligation of Licensee under the above License Agreement including any and all costs, damages, and expenses including legal fees incurred by Licensor in connection with the License Agreement or this guarantee and any modifications or extensions of the License Agreement or this guarantee.

MERIDIAN WASTE SOLUTION, INC.

By:

Date:

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